EXHIBIT 12


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                                         NEW ENGLAND POWER COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                              September 30, 1994              Years Ended December 31,
                                    Actual --------------------------------------------------------------
                                  (Unaudited)   1993        1992        1991       1990        1989
                                --------------  ----        ----        ----       ----        ----
                                                                   (In Thousands)
Net Income                        $152,550   $141,468    $134,151    $134,747   $222,219    $124,617
- ----------
Less undistributed income of
  nuclear power companies            1,674        544         320        (240)      (133)        715
                                  --------   --------    --------    --------   --------    --------
                                   150,876    140,924     133,831     134,987    222,352     123,902

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes      64,038     62,454      64,417      62,182     50,543      42,885
  Deferred federal income taxes     20,234     17,745       4,741      11,134     38,367       7,841
  Investment tax credits - net      (2,026)    (2,606)     (1,328)     (7,732)   (26,026)        950
  State income taxes                17,459     17,242      14,596      15,526     21,867      14,002
  Interest on long-term debt        38,937     45,837      59,382      67,426     67,385      66,654
  Interest on short-term debt and other6,077    5,427       2,071       2,490      6,900       7,730
                                  --------   --------    --------    --------   --------    --------
Net earnings available
  for fixed charges               $295,595   $287,023    $277,710    $286,013   $381,388    $263,964
                                  ========   ========    ========    ========   ========    ========

Fixed charges:
  Interest on long-term debt      $ 38,937   $ 45,837    $ 59,382    $ 67,426   $ 67,385    $ 66,654
  Interest on short-term debt and other6,077    5,427       2,071       2,490      6,900       7,730
                                  --------   --------    --------    --------   --------    --------

   Total fixed charges            $ 45,014   $ 51,264    $ 61,453    $ 69,916   $ 74,285    $ 74,384
                                  ========   ========    ========    ========   ========    ========

Ratio of earnings to fixed charges    6.57       5.60        4.52        4.09       5.13        3.55
- ----------------------------------

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